EXHIBIT 3.1.9

Certificate of Formation

of

BethNova Tube, LLC

The undersigned authorized person hereby forms a limited liability company under the Delaware Limited Liability Company Act and adopts as the Certificate of Formation of such limited liability company the following:

1. The name of the company
BethNova Tube, LLC

2.         The name and address of the registered agent and office of the Company in Delaware: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Formation on this 2nd day of February, 2000.

ORGANIZER:
/s/ Cynthia L. Woolheater
Cynthia L. Woolheater

CERTIFICATE OF AMENDMENT

OF

BETHNOVA TUBE, LLC

1.         The name of the limited liability company is Bethnova Tube, LLC.

2.         The Certificate of Formation of the limited liability company is hereby amended as follows:

ARTICLE I

The name of the limited liability company is changed to Nova Tube Indiana, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Bethnova Tube, LLC this 24th day of September, 2003.

NOVA TUBE INDIANA, LLC., f/k/a Bethnova Tube, LLC
By: Novamerican Tube Holding, Inc., its sole member
By: /s/ Christopher H. Pickwoad
Christopher H. Pickwoad, Treasurer